Exhibit 99.4

LETTER TO CLIENTS

OFFER

by

KRAFT FOODS INC.

for

each outstanding ordinary share (including ordinary shares represented by American Depositary Shares)

of

CADBURY PLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 8:00 A.M., NEW YORK CITY TIME (1:00 P.M. LONDON TIME), ON JANUARY 5, 2010, UNLESS THE INITIAL OFFER PERIOD IS EXTENDED.

December 4, 2009

To Our Clients:

Enclosed for your consideration are a prospectus/offer to exchange dated December 4, 2009 and a related ADS Letter of Transmittal (as defined below) relating to the offer by Kraft Foods Inc. (“Kraft Foods”) to purchase each of the issued and outstanding ordinary shares of 10 pence each of Cadbury plc (“Cadbury”), including Cadbury ordinary shares represented by Cadbury American Depositary Shares (“Cadbury ADSs”), for 300 pence in cash and 0.2589 shares of Class A common stock, without par value, of Kraft Foods (“Kraft Foods common stock”), subject to the terms and conditions set forth in the prospectus/offer to exchange, the ADS Letter of Transmittal and the other relevant offer documents (the offer reflected by such terms and conditions, together with any amendments or supplements thereto, constitutes the “Offer”). As each Cadbury ADS represents four Cadbury ordinary shares, holders of Cadbury ADSs will receive 1,200 pence in cash and 1.0356 shares of Kraft Foods common stock in exchange for each outstanding Cadbury ADS validly tendered and not withdrawn. Holders of Cadbury ordinary shares and holders of Cadbury ADSs are together referred to as “Cadbury securityholders.”

You may elect to vary the proportion of shares of Kraft Foods common stock and cash you receive pursuant to a mix and match facility, including by electing to receive only cash or only shares of Kraft Foods common stock. However, valid mix and match elections will only be satisfied in full to the extent that other Cadbury securityholders make off-setting elections in the Offer.

If you tender your Cadbury ADSs in the Offer, and the Offer becomes or is declared wholly unconditional, Computershare Trust Company, N.A. (the “ADS Exchange Agent”), as your representative, will, upon request of Kraft Foods, instruct JPMorgan Chase Bank, N.A. or its successor, as Depositary for the ADSs (the “ADS Depositary”) on your behalf to withdraw the Cadbury ordinary shares represented by your tendered Cadbury ADSs and to deliver these shares on your behalf to the account or accounts designated by the ADS Exchange Agent. In this case, the ADS Depositary will assess you a $0.05 per Cadbury ADS withdrawal fee. This fee will be deducted from the cash consideration payable to you. If the Offer lapses or does not become or is not declared wholly unconditional, the Cadbury ordinary shares represented by your tendered Cadbury ADSs will not be withdrawn and you will not be assessed any such fee. If you elect to receive all shares of Kraft Foods common stock under the mix and match facility and the cash consideration otherwise payable to you is not sufficient to cover this fee, your mix and match election will be adjusted to provide an amount of cash consideration necessary to cover the amount of the fee.

We (or our nominees) are the holder of record of Cadbury ADSs held by us for your account. An acceptance of the Offer in respect of such Cadbury ADSs can be made only by us as the holder of record and pursuant to your instructions. Accordingly, we request instructions as to whether you wish to have us accept the Offer on your behalf in respect of any or all of the Cadbury ADSs held by us for your account.

Your attention is directed to the following:

1.	The consideration for each Cadbury ordinary share validly tendered and not withdrawn is 300 pence in cash and 0.2589 shares of Kraft Foods common stock. As each Cadbury ADS represents four Cadbury ordinary shares, holders of Cadbury ADSs will receive 1,200 pence in cash and 1.0356 shares of Kraft Foods common stock in exchange for each outstanding Cadbury ADS validly tendered and not withdrawn.

2.	The Offer is being made for all of the issued and outstanding Cadbury ordinary shares, including those represented by Cadbury ADSs.

3.	The initial offer period will expire at 8:00 a.m. New York City time (1:00 p.m. London time) on January 5, 2010, unless Kraft Foods extends the initial offer period. If the Offer becomes or is declared wholly unconditional on or after January 5, 2010, a subsequent offer period of at least 14 days in length following the expiration of the initial offer period will start immediately. Kraft Foods may extend the subsequent offer period beyond 14 days until a further specified date or until further notice. You may withdraw acceptances under the Offer at any time until the end of the initial offer period. Acceptances may not be withdrawn during the subsequent offer period, except in certain limited circumstances described in the prospectus/offer to exchange.

4.	The Offer is conditional upon, among other things: (a) Kraft Foods having received valid acceptances prior to expiration of the Offer in respect of not less than 90% (or such lower percentage as Kraft Foods may decide) of the Cadbury ordinary shares to which the Offer relates, including those represented by Cadbury ADSs, and of the voting rights attached to those shares; provided, that this condition will not be satisfied unless Kraft Foods has acquired or agreed to acquire more than 50% of the outstanding Cadbury ordinary shares, including those represented by Cadbury ADSs; (b) Kraft Foods’ shareholders having approved all proposals required under certain rules of the New York Stock Exchange (the “NYSE”) to approve the issuance of the Kraft Foods common stock in connection with the Offer; (c) the shares of Kraft Foods common stock to be issued in connection with the Offer having been approved for listing on the NYSE and the registration statement of which the prospectus/offer to exchange is a part having been declared effective by the SEC and no stop order having been issued or proceedings for suspension of the effectiveness of the registration statement having been initiated by the SEC; and (d) there having been received all applicable competition and antitrust approvals, including those from the European Commission, and all applicable waiting periods under applicable competition or antitrust laws, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, having expired or terminated. The Offer is also subject to the other conditions described in the prospectus/offer to exchange under the heading “Appendix A—Conditions and Further Terms of the Offer.”

5.

Acceptances of the Offer by holders of Cadbury ADSs will be made only after (a) in the case of a book-entry holder, book–entry transfer of such Cadbury ADSs into the ADS Exchange Agent’s account at the Depository Trust Company and delivery of an Agent’s Message (as defined in the prospectus/offer to exchange), or (b) a properly completed and duly executed letter of transmittal for use in connection with accepting the Offer in respect of Cadbury ADSs (the “ADS Letter of Transmittal”), Cadbury American Depositary Receipts evidencing tendered Cadbury ADS, and any other required documents are delivered to the ADS Exchange Agent, in each case in accordance with the procedures set forth in the section of the prospectus/offer to exchange entitled “The Offer—Procedures for Accepting the Offer.” Holders of Cadbury ADSs in direct registration form must convert their Cadbury ADSs into certificated Cadbury ADSs or arrange for their direct registration Cadbury ADSs to be transferred to a brokerage or custodian account and follow the acceptance procedures described above. Settlement of the consideration to accepting Cadbury securityholders will be consistent with U.K. practice and will be effected (a) not later than 14 calendar days after the end of the initial offer period, in the case of complete acceptances received prior to the end of the initial offer period and (b) within 14 calendar days of receipt, in the case of complete acceptances received during the subsequent offer period.

6.	Kraft Foods will pay any stock transfer taxes (but not any Cadbury ADS withdrawal fees) applicable to the transfer of Cadbury ADSs pursuant to the Offer, except as otherwise provided in the ADS Letter of Transmittal.

7.	A Cadbury securityholder who fails to complete and sign a Substitute Form W-9 (or obtain and complete a Form W-8, in the case of a foreign Cadbury securityholder) may be subject to a required federal backup withholding tax on any payment to the Cadbury securityholder pursuant to the Offer.

As discussed in the prospectus/offer to exchange, the Offer is not being made in any jurisdiction in which the Offer would be unlawful under the laws of such jurisdiction. No copies of the prospectus/offer to exchange or the ADS Letter of Transmittal should be sent into Japan, unless by an agent licensed under the Financial Instruments and Exchange Law of Japan or Singapore, unless by a local licensed intermediary.

We urge you to read the enclosed prospectus/offer to exchange and ADS Letter of Transmittal carefully before instructing us to accept the Offer on your behalf.

If you wish to have us accept the Offer in respect of any or all of the Cadbury ADSs held by us for your account, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize us to accept the Offer in respect of your Cadbury ADSs, the Offer will be accepted in respect of all such Cadbury ADSs unless otherwise indicated in such instruction form. An envelope to return your instructions to us is enclosed. Please forward your instruction form to us in ample time to permit us to accept the Offer on your behalf prior to the expiration of the Offer.

INSTRUCTIONS WITH RESPECT TO THE OFFER

by

KRAFT FOODS INC.

for

each outstanding ordinary share (including ordinary shares represented by American Depositary Shares)

of

CADBURY PLC

The undersigned acknowledge(s) receipt of your letter, a prospectus/offer to exchange, and a related letter of transmittal for use in connection with accepting the Offer (as defined below) in respect of Cadbury American Depositary Shares (“Cadbury ADSs”) (such letter the “ADS Letter of Transmittal”) relating to the offer by Kraft Foods Inc. (“Kraft Foods”) to purchase each of the issued and outstanding ordinary shares of 10 pence each of Cadbury plc (“Cadbury”), including Cadbury ordinary shares represented by Cadbury ADSs, for 300 pence in cash and 0.2589 shares of Class A common stock, without par value, of Kraft Foods (the “Kraft Foods common stock”), subject to the terms and conditions set forth in the prospectus/offer to exchange, the ADS Letter of Transmittal and the other relevant offer documents (the offer reflected by such terms and conditions, together with any amendments or supplements thereto, constitutes the “Offer”).

This will instruct you to accept the Offer in respect of the number of Cadbury ADSs indicated below (or, if no numbers are indicated below, all Cadbury ADSs without a mix and match election) held by you for the account of the undersigned, upon the terms and subject to the conditions of the Offer.

Dated:                             , 20

NUMBER OF CADBURY ADSs TO BE TENDERED*:
Signature(s)

MIX AND MATCH ELECTION (OPTIONAL)**

Number of Cadbury ADSs in respect of which you wish to make a mix and match election (Box 1):	Please print name(s)

Number of Cadbury ADSs in respect of which you wish to receive additional shares of Kraft Foods common stock (Box 2A):	Address(es)

Number of Cadbury ADSs in respect of which you wish to receive additional cash (Box 2B):	Area Code and Telephone Number(s):

POUNDS STERLING ELECTION (OPTIONAL)***	Employer Identification or Social Security Number:

Check box ONLY if you wish to receive all (but not part) of the amount of cash consideration to be paid in pounds sterling: ☐

*	Unless otherwise indicated, it will be assumed that the Offer is to be accepted in respect of all Cadbury ADSs held by us for your account, and that each Cadbury ADS is tendered for 1,200 pence in cash (or the U.S. dollar equivalent unless a pounds sterling election is made) and 1.0356 shares of Kraft Foods common stock, subject to the payment of cash in respect of fractional shares.

**	To elect to vary the proportion in which you receive shares of Kraft Foods common stock and cash in respect of your holding of Cadbury ADSs: (a) you must insert in Box 1 of the box entitled “Mix and Match Election” the number of Cadbury ADSs in respect of which you wish to make a mix and match election and (b) you must either (i) insert in Box 2A of the box entitled “Mix and Match Election” the number of Cadbury ADSs in respect of which you wish to receive additional shares of Kraft Foods common stock OR (ii) insert in Box 2B of the box entitled “Mix and Match Election” the number of Cadbury ADSs in respect of which you wish to receive additional cash. You must also complete the box entitled “Number of Cadbury ADSs To Be Tendered.” The number inserted in Box 1 of the box entitled “Mix and Match Election” must not exceed the number inserted in the box entitled “Number of Cadbury ADSs To Be Tendered.” You may not elect to receive both more cash and additional shares of Kraft Foods common stock. If there are any errors or mistakes in completing the “Mix and Match Election” box, including errors in the number of eligible elections that can be made with respect to the tendered Cadbury ADSs, Kraft Foods may determine, in its sole discretion, that you shall receive 1,200 pence in cash (or the U.S. dollar equivalent unless a pounds sterling election is made) and 1.0356 shares of Kraft Foods common stock, subject to the payment of cash in respect of fractional shares, for each such tendered Cadbury ADS. If the elections cannot be satisfied in full, they will be reduced on a pro rata basis in accordance with the terms of the prospectus/offer to exchange.

***

If you wish to receive all (but not part) of the amount of the cash portion of the purchase price by a check in pounds sterling, please check the box. If you do not check such box, all cash payments for Cadbury ADSs payable pursuant to the Offer will be paid in U.S. dollars, in an amount equal to the pound sterling amounts payable to you (net of any conversion fees, expenses and a withdrawal fee of $0.05 per Cadbury ADS) based on the exchange rate obtainable by Computershare Trust Company N.A. (the “ADS Exchange Agent”) on the spot market in London on the date the cash consideration is received by the ADS Exchange Agent for delivery to holders of Cadbury ADSs. If you do check such box, all cash payments payable for Cadbury ADSs pursuant to the Offer will be paid in pounds sterling.